PROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JULY 9, 2004)           REGISTRATION NO. 333-116491


                         CALYPTE BIOMEDICAL CORPORATION
                83,056,050 SHARES OF COMMON STOCK $.03 PAR VALUE

                             -----------------------

         This prospectus supplement supplements the prospectus dated July 9, 2004 relating to the resale by certain of our security holders of shares of our common stock and shares of our common stock issuable upon exercise of certain options or warrants. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Security Holders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following.

                                    Number of Shares
                                     of Common Stock        Number of Shares
                                   Beneficially Owned        of Common Stock
                                   Before the Offering           Offered           Common Stock Beneficially
            Name of Selling                                                           Owned After Offering
            Security Holder
-------------------------------- ------------------------ ---------------------- -------------------------------
Proximity Fund LP (37)                 2,125,000            2,125,000 (60)                     0
-------------------------------- ------------------------ ---------------------- -------------------------------
Proximity Partners LP (38)             1,250,000            1,250,000 (61)                     0
-------------------------------- ------------------------ ---------------------- -------------------------------
Capstone Investments (43)                300,000              300,000 (66)                     0
-------------------------------- ------------------------ ---------------------- -------------------------------
The Capozza Family Trust (67)            128,572               128,572 (70)                    0
-------------------------------- ------------------------ ---------------------- -------------------------------
Anthony M. Capozza (68)                  128,572               128,572 (70)                    0
-------------------------------- ------------------------ ---------------------- -------------------------------
Ann L. Capozza (69)                       42,856                42,856 (70)                    0
-------------------------------- ------------------------ ---------------------- -------------------------------

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(37) Proximity Fund LP is engaged in the business of investing in publicly traded equity securities for its own account. Proximity Fund's primary offices are located at 1 Montgomery Street, Suite 3300, San Francisco, CA 94104. Geoff Crosby has voting and investment control over investments held by Proximity Fund LP.

(38) Proximity Partners LP is engaged in the business of investing in publicly traded equity securities for its own account. Proximity Partners' primary offices are located at 1 Montgomery Street, Suite 3300, San Francisco, CA 94104. Geoff Crosby has voting and investment control over investments held by Proximity Partners LP.

(43) Capstone Investments is engaged in the business of investing in publicly traded equity securities for its own account. Capstone's primary offices are located at 4660 La Jolla Village Drive, Suite 1040, San Diego, CA 92122. Steven Capozza has voting and investment control over investments held by Capstone Investments.

(60) Originally included 437,500 shares of common stock that are issuable upon the exercise of a warrant issued to Proximity Fund LP. Proximity Partners LP transferred by gift to Proximity Fund LP an additional 437,000 shares of common stock that are issuable upon the exercise of a warrant originally issued to Proximity Partners LP.

(61) Originally included 437,500 shares of common stock that were issuable upon the exercise of a warrant issued to Proximity Partners LP, all of which were transferred by gift to Proximity Fund LP.

(66) Originally included 600,000 shares of common stock that are issuable upon the exercise of a warrant issued to Capstone Investments, of which 300,000 warrant shares in the aggregate were transferred by gift to The Capozza Family Trust, Anthony M. Capozza and Ann L. Capozza.

(67) The Capozza Family Trust invests in publicly traded equity securities for its own account. The Trust's primary offices are located in care of Capstone Investments at 4660 La Jolla Village Drive, Suite 1040, San Diego, CA 92122. Steven Capozza, Trustee, has voting and investment control over investments held by The Capozza Family Trust.

(68) Anthony M. Capozza is an individual who invests in publicly traded equity securities for his own account and has sole voting and investment control over such investments. Mr. Capozza's offices are located in care of Capstone Investments at 4660 La Jolla Village Drive, Suite 1040, San Diego, CA 92122.

(69) Ann L. Capozza is an individual who invests in publicly traded equity securities for her own account and has sole voting and investment control over such investments. Ms. Capozza's offices are located in care of Capstone Investments at 4660 La Jolla Village Drive, Suite 1040, San Diego, CA 92122.

(70) Warrant shares acquired by gift from Capstone Investments.

         INVESTING IN THESE SECURITIES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is December 8, 2004